UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)  August 28, 2007

PLAYLOGIC ENTERTAINMENT, INC.
(Name of Small Business Issuer as specified in its charter)

Delaware	0-49649	23-3083371
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Concertgebouwplein 13, 1071 ll Amsterdam, The Netherlands
(Address of principal executive offices and zip code)

Company’s telephone number, including area code: (011) 31-20-676-0304

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 28, 2007 (the "Grant Date"), the Compensation Committee (the "Committee") of Playlogic Entertainment, Inc. (the "Company") granted stock options to certain executive officers, employees and non-employee directors of the Company.

This decision was made at a meeting held on August 27, 2007 after close of business, with the PLGC stock price quoted at $0.76.

The awards are subject to the terms and conditions of the Company's Long-Term Incentive Senior Management & Employee Stock Option Plan ("ESOP") and the stock option and/or restricted stock unit award agreements provided to each participant.

The following table sets forth the number of stock options and restricted stock units granted under the ESOP to the Company's "named executive officers" on August 28, 2007.

Issued to	# stock options
W. Simon, Board Member	37,500
G. Calhoun, Board Member	31,250
E. van Emden, Board Member	31,250
W.M. Smit, Chief Executive Officer	200,000
W.A. Knol, Interim Chief Financial Officer	200,000
R.W. Smit, Executive Vice President	200,000
D. Morel, Chief Technology Officer	100,000
S. Layer, VP Marketing/Sales	50,000
P.Y. Thiercelin, Director of Sales	75,000
B. Mulderij, Marketing Manager	75,000
M. Janse, Executive Producer	25,000
O. Klooster, Assistant Controller	25,000
I. Frid, Managing Director	15,000
A. van Otterlo, PA Marketing/Sales	10,000
L. Leatomu, PA to the CEO	10,000

Total Common Stock options granted	1,085,000

The material terms and conditions of the awards granted to the above named officers are as follows:

The options to purchase shares of Common Stock at an exercise price of $1.30 per share have a four-year term and vest with respect to 33.33% of the grant on the first anniversary of the Grant Date, and thereafter with respect to an additional 33.33% of the grant following the completion of each twelve-month period thereafter so that the entire grant will be fully vested 36 months after the Grant Date.

Amongst others the option (and the right to purchase securities upon exercise hereof) shall terminate upon the date on which the individual ceases to be an employee of the Company or on the fourth anniversary following the grant date.

The foregoing stock option awards were approved by the Committee on a discretionary basis.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

PLAYLOGIC ENTERTAINMENT, INC.

Date: August 28, 2007	By:	/s/ Willem M. Smit
Name: Willem M. Smit Title: President and Chief executive Officer